UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

SBT Bancorp, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Notice of 2014 Annual Meeting
and Proxy Statement

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April 11, 2014

Dear Shareholders:

We are pleased invite you to attend SBT Bancorp’s Annual Meeting of Shareholders.  The meeting will be held on Tuesday, May 13, 2014 at 5:00 p.m. at the main office of our subsidiary, The Simsbury Bank & Trust Company, Inc., located at 981 Hopmeadow Street, Simsbury, Connecticut.

The enclosed materials describe the matters to be considered and voted upon by shareholders of the Company at the Annual Meeting.  Also enclosed for your review is our 2013 Annual Report, which contains detailed information concerning the activities and performance of the Company for the fiscal year ended December 31, 2013.

It is important that your shares are represented and voted at the Annual Meeting, whether or not you attend the Annual Meeting in person and regardless of the number of shares you own.  To make sure your shares are represented and voted, we urge you to complete and submit the enclosed proxy card.  The proxy statement explains more about proxy voting. Please read it carefully. We look forward to your participation.

We appreciate your continued interest in SBT Bancorp, Inc. and look forward to seeing you at the Annual Meeting.

Sincerely,

/s/ Martin J. Geitz

Martin J. Geitz
President and Chief Executive Officer

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 13, 2014

To the Shareholders of SBT Bancorp, Inc.:

           Notice is hereby given that the Annual Meeting of Shareholders of SBT Bancorp, Inc. will be held at the main office of the Company’s subsidiary, The Simsbury Bank & Trust Company, Inc., 981 Hopmeadow Street, Simsbury, Connecticut on Tuesday, May 13, 2014 at 5:00 p.m., local time.  At the Annual Meeting, the shareholders of SBT Bancorp, Inc. will consider and vote upon the following matters:

1.	The election of four Class III directors for a term expiring at the 2017 Annual Meeting;

2.	The non-binding advisory approval of the compensation of SBT Bancorp, Inc.’s named executive officers as determined by the Compensation and Human Resources Committee;

3.
The ratification of the appointment of Shatswell, MacLeod & Co., P.C., certified public accountants, as independent registered public accounting firm for SBT Bancorp, Inc. for the fiscal year ending December 31, 2014; and

4.	The transaction of such other business as may properly be brought before the meeting or any adjournment or postponement thereof.

           Only shareholders of record at the close of business on March 7, 2014 are entitled to notice of and to vote at the Annual Meeting and any and all adjournments or postponements thereof.

           IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING. WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. SHAREHOLDERS OF RECORD WHO ATTEND THE MEETING MAY REVOKE THEIR PROXY AND VOTE IN PERSON.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Gary R. Kevorkian

Simsbury, Connecticut	Gary R. Kevorkian,
April 11, 2014	Secretary

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SBT BANCORP, INC.
Office Location:  86 Hopmeadow Street, Simsbury, CT 06089
Mailing Address:  P.O. Box 248, Simsbury, CT 06070
(860) 408-5493

PROXY STATEMENT OF SBT BANCORP, INC. FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 13, 2014

           This Proxy Statement is furnished to shareholders of common stock of SBT Bancorp, Inc. (the “Company” or “we”) in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”) for use at the Annual Meeting of Shareholders of the Company to be held at the main office of the Company’s subsidiary, The Simsbury Bank & Trust Company, Inc. (the “Bank”), 981 Hopmeadow Street, Simsbury, Connecticut, at 5:00 p.m. on May 13, 2014, and any and all adjournments or postponements thereof (the “2014 Annual Meeting”).

           This Proxy Statement, the Notice of the 2014 Annual Meeting, the enclosed form of proxy and the Annual Report to Shareholders for the year ended December 31, 2013 for SBT Bancorp, Inc. (the “Annual Report”) are first being mailed to shareholders of our common stock on or about April 11, 2014. We will, upon written request and without charge, furnish you with additional copies of the Annual Report.  Please address all such requests to us by mail to SBT Bancorp, Inc., Attention: Gary R. Kevorkian, at the principal executive offices of the Company, which are located at 86 Hopmeadow Street, Simsbury, CT 06089 and have a mailing address of P.O. Box 248, Simsbury, Connecticut 06070-0248 (telephone number (860) 408-5493).

INFORMATION ABOUT SOLICITATION AND VOTING

           A shareholder of record of the common stock who executes the enclosed form of proxy may revoke it at any time before it is voted by written notice of such revocation or a duly executed proxy bearing a later date delivered to the Secretary of the Company at the address set forth above or by attending the 2014 Annual Meeting and revoking the proxy at such time.  Attendance at the 2014 Annual Meeting will not itself revoke a proxy.  Shares represented by properly executed proxies will be voted at the 2014 Annual Meeting in accordance with the specifications thereon.  Shareholders of record of the common stock who are present at the 2014 Annual Meeting may vote by ballot.

           This proxy solicitation is being made by the Board.  The expense of soliciting proxies in favor of the Company’s proposals will be borne by the Company.  In addition to solicitation of proxies by mail, proxies may also be solicited by telephone or personal contact by employees and/or directors of the Company who will not receive additional compensation for soliciting proxies.

           Only shareholders of record of the Company’s common stock at the close of business on March 7, 2014 (the “Record Date”) are entitled to notice and to vote at the 2014 Annual Meeting.  On the Record Date, there were 899,850 outstanding shares of the Company’s common stock, no par value.  Each share of common stock is entitled to one vote.  The presence, in person or by proxy, of a majority of the outstanding shares of common stock on the Record Date, or 449,926 shares, is necessary to constitute a quorum at the 2014 Annual Meeting.  Abstentions and broker non-votes are counted as present for establishing a quorum.  When a record holder (e.g., a bank or brokerage firm) holding shares for a beneficial owner votes on one proposal but does not vote on another proposal because the beneficial owner has not provided voting instructions, this is referred to as a “broker non-vote.”

           If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions.  In order to vote your shares, you will need to follow the instructions your bank or brokerage firm provides you.

If your shares are held in “street name,” you must bring an account statement or letter from your brokerage firm or bank showing that you are the beneficial owner of the shares as of the record date in order to be admitted to the 2014 Annual Meeting.  To be able to vote your shares held in street name at the 2014 Annual Meeting, you will need to obtain a proxy card from the holder of record.

With respect to the proposals at the 2014 Annual Meeting concerning the approval of the appointment of the Company’s independent registered public accounting firm, your broker is entitled to use its discretion in voting your shares, even if you do not give your broker instructions as to how to vote.

Directors will be elected by a plurality of the votes cast at the 2014 Annual Meeting.  Thus, an abstention or a broker “non-vote” will have no effect on the outcome of the vote on election of directors at the meeting.  The non-binding advisory proposal regarding the compensation of our named executive officers will be approved if a majority of the votes cast are FOR the proposal.  Abstentions and broker “non-votes” will have no impact on the approval of this non-binding advisory proposal.  The ratification of the appointment of Shatswell, MacLeod & Co., P.C. will be approved if a majority of the votes cast are FOR the proposal.  Abstentions and broker “non-votes” will have no impact on the ratification of Shatswell, MacLeod & Co., P.C.

Each proxy received will be voted as directed.  However, if no direction is indicated, the proxy will be voted: in Item 1, FOR the election to the Board of Directors of four Class III director nominees; in Item 2, FOR the non-binding approval of the compensation of the Company’s named executive officers as determined by the Compensation and Human Resources Committee; in Item 3, FOR the ratification of Shatswell, MacLeod & Co., P.C. as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2014; and on such other matters as may properly come before the 2014 Annual Meeting, in such manner as the persons so named in the proxy shall decide.

We will report the voting results in a current report on Form 8-K, which we expect to file with the Securities and Exchange Commission, within four business days of the date of the Annual Meeting.

If you have any questions about the 2014 Annual Meeting or your ownership of our common stock, please contact Gary R. Kevorkian, our corporate secretary, by mail at SBT Bancorp, Inc., Attention:  Gary R. Kevorkian, Secretary, P.O. Box 248, Simsbury, Connecticut 06070-0248, or by email to Mr. Kevorkian’s attention at sbtinfo@simsburybank.com.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 13, 2014

Under rules adopted by the Securities and Exchange Commission, we are furnishing proxy materials on the Internet in addition to mailing paper copies of the materials to our shareholders.  The following proxy materials are available at http://investors.simsburybank.com/financialdocs.aspx?iid=4100578:

●	Notice of Annual Meeting of Shareholders to be held May 13, 2014; and

●	Proxy Statement for the Annual Meeting of Shareholders to be held May13, 2014; and

●	Annual Report for 2013.

DISCUSSION OF PROPOSALS

ITEM 1

ELECTION OF DIRECTORS

As of the date of this Proxy Statement, the Company’s Certificate of Incorporation provides that the Board of Directors shall be divided into three classes, as nearly equal in number as possible, with each class having a three-year term.  The size of the Board is currently set at 11 directors that is comprised as follows:  three Class I directors, four Class II directors and four Class III directors.  There are presently 11 persons serving as directors of the Company.  Proxies solicited from shareholders cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement.

The terms of the classes are staggered so that the term of a class expires at each annual meeting of the Company.  The terms of the four incumbent Class III directors, Robert J. Bogino, Nicholas B. Mason, David W. Sessions and Ann G. Taylor, expire at the 2014 Annual Meeting.

At a meeting held on February 19, 2014 the Board of Directors voted unanimously to recommend the following four persons for election to the Board of Directors with terms expiring on the dates set forth below:

Nominee	Class	Term Expiration
Robert J. Bogino	Class III	2017 Annual Meeting of Shareholders
Nicholas B. Mason	Class III	2017 Annual Meeting of Shareholders
David W. Sessions	Class III	2017 Annual Meeting of Shareholders
Ann G. Taylor	Class III	2017 Annual Meeting of Shareholders

The nominees each currently serve as a director of the Company and are nominated to serve a three year term expiring at the 2017 Annual Meeting of Shareholders and until his or her successor is elected and qualified.  For more information about the background of each nominee for director, please see “Information about our Directors and Executive Officers” on page 14.  In the event that any of the nominees become unable to serve, an event which the Board does not expect, the shares represented by proxy may be voted for a substitute nominee to be designated by the Board or a committee thereof, unless the proxy withholds authority to vote for all nominees.

If a quorum is present at the 2014 Annual Meeting, the election of directors will require the affirmative vote of a plurality of the votes cast.  Abstentions by shareholders and broker non-votes with respect to the election of directors will not be included in determining whether nominees have received the vote of such plurality.  Certain information about the business experience of the director nominees, including their service as directors of other corporations, is listed below in “Information about our Directors and Executive Officers” on page 14.  References to terms of service as a director or officer of the Company include service as a director or officer of the Bank prior to the date of the holding company reorganization on March 2, 2006.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors intends to vote all proxies held by it in favor of all director nominees, unless shareholders direct otherwise.  Election to the Board of the four Class III directors of the Company shall require the affirmative vote of a plurality of the votes cast at the 2014 Annual Meeting.  Abstentions and broker non-votes with respect to the election of directors will not be included in determining whether nominees have received the votes of such plurality.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE ‘‘FOR” ELECTION OF MESSRS. BOGINO, MASON AND SESSIONS AND MS. TAYLOR TO THE BOARD OF DIRECTORS.

ITEM 2

NON-BINDING ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Board of Directors believes that the Company’s current executive compensation program is focused on pay-for-performance principles, directly links executive compensation to the Company’s short and long-term financial performance and aligns the interests of its executive officers with those of its shareholders.  We also believe that both we and our shareholders benefit from responsive corporate governance policies and constructive and consistent dialogue. The proposal described below, commonly known as a “Say on Pay” proposal, gives you as a shareholder the opportunity to endorse or not endorse the compensation for our named executive officers by voting to approve or not approve such compensation as described in this proxy statement.

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) requires publicly traded companies to give their shareholders a non-binding vote on executive compensation at least once every three years.  Because the Company qualifies as a “smaller reporting company” under the rules of the Securities and Exchange Commission, the “Say on Pay” requirement became applicable to the Company commencing with its annual meeting of shareholders in 2013. In the Company’s 2013 annual meeting of shareholders held on May 14, 2013, an advisory vote was held on the frequency of the advisory vote on executive compensation.  In such advisory vote, the Company’s shareholders voted for the holding of an advisory vote on the compensation of the Company’s named executive officers once every year (1 year).

We are asking you to approve the compensation of the Company’s named executive officers as described under “COMPENSATION AND OTHER MATTERS” in this proxy statement.  Because your vote is advisory, it will not be binding upon or overrule any decisions of the Board of Directors, nor will it create any additional fiduciary duty on the part of the Board of Directors. This advisory vote also does not seek to have the Board of Directors or Compensation and Human Resources Committee take any specific action.  However, the Board of Directors and the Compensation and Human Resources Committee value the view expressed by the Company’s shareholders in their vote on this proposal and will take into account the outcome of the vote when considering executive compensation matters in the future.  In considering the outcome of this advisory vote, the Board of Directors will review and consider all shares voted in favor of the proposal and not in favor of the proposal.  Broker non-votes will have no impact on the outcome of this advisory vote.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors intends to vote all proxies held by it in favor of approving the compensation of the named executive officers as determined by the Compensation and Human Resources Committee.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NON-BINDING APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DETERMINED BY THE COMPENSATION AND HUMAN RESOURCES COMMITTEE.

ITEM 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Compliance Committee has selected Shatswell, MacLeod & Co., P.C. as independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending December 31, 2014.  Shatswell, MacLeod & Co., P.C. served as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2013 and has reported on the Company’s financial statements for such year.  Prior to the reorganization that occurred on March 2, 2006, Shatswell, MacLeod & Co., P.C. served as the independent registered public accounting firm of the Bank.

A representative of Shatswell, MacLeod & Co., P.C. is expected to be present at the 2014 Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from shareholders.

The Audit and Compliance Committee has not developed detailed pre-approval policies because all engagements of independent accountants for audit and non-audit services must be approved by the Audit and Compliance Committee.

Principal Accountant Fees and Services

The following table reflects the aggregate fees billed for the last two fiscal years for professional services by the independent registered public accounting firm for the Company and the Bank in connection with the audit of their respective annual financial statements and the aggregate fees billed in each of the last two fiscal years for professional services rendered by such independent registered public accounting firm for tax compliance, tax advice and tax planning.

	2013	2012
Audit Fees	$70,705	$84,118
Audit-Related Fees	$0	$0
Tax Fees (1)	$8,747	$8,739
All Other Fees	$19,774	$24,313
Total	$99,226	$117,170

(1) Preparation of tax returns and estimates for each year.

All of the fees paid to Shatswell, MacLeod & Co., P.C. in 2013 were pre-approved by the Audit & Compliance Committee.  For 2013, within the “All Other Fees” category, the Company paid $16,992 to Shatswell, MacLeod & Co., P.C. for an information technology review and $2,782 for an update to the database supporting the Bank’s Gramm-Leach-Bliley Act Document Inventory Control System. For 2012, the $24,313 under the category “All Other Fees” was for work performed by Shatswell, MacLeod & Co., P.C. for information technology controls review, Gramm-Leach-Bliley Act National Provider Identifier database update and audit services rendered in connection with the Bank’s compliance with the terms and conditions set forth in the Small Business Lending Fund Securities Purchase Agreement.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors intends to vote all proxies held by it in favor of ratifying the selection of Shatswell, MacLeod & Co., P.C. as the Company’s independent registered public accounting firm for the year ending December 31, 2014 (unless shareholders direct otherwise).

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE ‘‘FOR” RATIFICATION OF THE SELECTION OF THE FIRM OF SHATSWELL, MACLEOD & CO., P.C. AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2014.

AUDIT AND COMPLIANCE COMMITTEE REPORT

The Audit and Compliance Committee of the Board is responsible for providing independent, objective oversight of the Company’s accounting functions, internal controls and financial reporting process.  The Audit and Compliance Committee is comprised of five directors, each of whom is independent as defined by the NASDAQ listing standards.  The members of the Audit and Compliance Committee are the same as the members of the Bank’s Audit and Compliance Committee.

Management is responsible for the Company’s internal controls and financial reporting process.  The Company’s independent registered public accounting firm, Shatswell, MacLeod & Co., P.C., are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon.  The Audit and Compliance Committee’s responsibility is to monitor and oversee the financial reporting and audit processes.

In connection with these responsibilities, the Company’s Audit and Compliance Committee met with management and the Company’s independent registered public accounting firm to review and discuss the Company’s December 31, 2013 consolidated financial statements.  The Audit and Compliance Committee also discussed with the independent auditors the matters required by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.  The Audit and Compliance Committee also received written disclosures and the letter from the Company’s independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding such independent registered public accounting firm’s communications with the Audit and Compliance Committee concerning independence, and discussed with such independent registered public accounting firm that firm’s independence.

Based upon the Audit and Compliance Committee’s discussions with management and the Company’s independent registered public accounting firm, and its review of the information described in the preceding paragraph, the Audit and Compliance Committee recommended that the Board include the audited consolidated financial statements of the Company in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the Securities and Exchange Commission.

Audit Committee
George B. Odlum, Jr., DMD (Chairman)
James T. Fleming
Nicholas B. Mason
Michael D. Nicastro
Penny R. Woodford

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of the common stock of the Company as of March 13, 2014 by (i) each director and nominee for director of the Company, (ii) named executive officers, (iii) all directors and executive officers as a group and (iv) shareholders of record who beneficially own five percent or more of the Company’s common stock.  Except as indicated by footnote, the persons named in the table have sole voting and investment powers with respect to all shares shown as beneficially owned by them.  All persons listed are directors of both the Company and the Bank unless noted otherwise.  All directors and executive officers can receive mail in care of SBT Bancorp, Inc., c/o The Simsbury Bank & Trust Company, Inc., 981 Hopmeadow Street, P.O. Box 248, Simsbury, CT 06070.  The addresses of the shareholders of record who beneficially own five percent or more of the Company’s common stock are listed below their respective names in the following table.

Name of Beneficial Owner	Amount and Nature Of Beneficial Ownership		Percent Of Class

Directors and Executive Officers

Robert J. Bogino, Chairman	27,631	(1)	3.1%
James T. Fleming, Director	1,565	(2)	*
Martin J. Geitz, President, Chief Executive Officer and Director	41,344	(3)	4.5%
Gary R. Kevorkian, Director	26,707	(4)	3.0%
Jerry W. Long, Director	3,429	(5)	*
Nicholas B. Mason, Director	3,574	(6)	*
Michael D. Nicastro, Director	1,522	(7)	*
George B. Odlum, Jr., DMD, Director	14,095	(8)	1.6%
David W. Sessions, Vice Chairman	17,164	(9)	1.9%
Ann G. Taylor, Director	800	(10)	*
Penny R. Woodford, Director	3,276	(11)	*

Gary W. Burdick, Senior Vice President and Chief Commercial Banking Officer	3,170	(12)	*

Howard R. Zern, Executive Vice President and Chief Retail, Operations and Technology Officer	2,929	(13)	*

All directors and executive officers as a group (15 Persons)	147,206	(14)	16.2%

Principal Shareholders

Banc Fund VI L.P. Banc Fund VII L.P. Banc Fund VIII L.P. 20 North Wacker Drive Suite 3300 Chicago, IL 60606	68,660	(15)	7.6%
____________________________
* Less than 1%

(1)
Includes an aggregate 638 shares of restricted stock, of which 138 shares will vest on August 17, 2014, 200 shares will vest on November 20, 2014, 200 shares will vest on November 20, 2015 and 100 shares will vest on November 20, 2016.  Also includes 6,600 shares owned jointly with Mr. Bogino’s spouse, 861 shares held in a trust of which Mr. Bogino serves as trustee, 1,090 shares in trusts for one of his children for which Mr. Bogino serves as the trustee and 11,500 shares owned by his spouse.  Mr. Bogino disclaims beneficial ownership of the shares beneficially owned by his spouse.

(2)
Includes an aggregate 638 shares of restricted stock, of which 138 shares will vest on August 17, 2014, 200 shares will vest on November 20, 2014, 200 shares will vest on November 20, 2015 and 100 shares will vest on November 20, 2016.

(3)
Includes an aggregate 5,828 shares of restricted stock, of which 1,028 shares will vest on August 17, 2014, 900 shares on will vest on December 19, 2014, 900 shares will vest on December 19, 2015, 1,000 shares will vest on December 18, 2014, 1,000 shares will vest on December 18, 2015 and 1,000 shares will vest on December 18, 2016.  Also includes 21,000 shares which may be acquired within 60 days through the exercise of stock options.

(4)
Includes an aggregate 638 shares of restricted stock, of which 138 shares will vest on August 17, 2014, 200 shares will vest on November 20, 2014, 200 shares will vest on November 20, 2015 and 100 shares will vest on November 20, 2016.  Also includes 15,686 shares held in trusts for which Mr. Kevorkian is the trustee, and 1,922 shares for which Mr. Kevorkian’s spouse is either the beneficial owner or trustee.  Mr. Kevorkian disclaims beneficial ownership of the shares beneficially owned by his spouse and by the trusts for which his spouse is the trustee.

(5)
Includes an aggregate 638 shares of restricted stock, of which 138 shares will vest on August 17, 2014, 200 shares will vest on November 20, 2014, 200 shares will vest on November 20, 2015 and 100 shares will vest on November 20, 2016.

(6)
Includes an aggregate 638 shares of restricted stock, of which 138 shares will vest on August 17, 2014, 200 shares will vest on November 20, 2014, 200 shares will vest on November 20, 2015 and 100 shares will vest on November 20, 2016.

(7)
Includes an aggregate 638 shares of restricted stock, of which 138 shares will vest on August 17, 2014, 200 shares will vest on November 20, 2014, 200 shares will vest on November 20, 2015 and 100 shares will vest on November 20, 2016.

(8)
Includes an aggregate 638 shares of restricted stock, of which 138 shares will vest on August 17, 2014, 200 shares will vest on November 20, 2014, 200 shares will vest on November 20, 2015 and 100 shares will vest on November 20, 2016.  Also includes 3,550 shares owned by Dr. Odlum’s spouse.  Dr. Odlum disclaims beneficial ownership of the shares beneficially owned by his spouse.

(9)
Includes an aggregate 638 shares of restricted stock, of which 138 shares will vest on August 17, 2014, 200 shares will vest on November 20, 2014, 200 shares will vest on November 20, 2015 and 100 shares will vest on November 20, 2016.  Also includes 1,564 shares owned jointly with Mr. Sessions’ spouse, 1,001 shares owned by his spouse, 1,357 shares owned by a private corporation owned by Mr. Sessions and his siblings and 1,252 shares owned by his children.  Mr. Sessions disclaims beneficial ownership of the shares beneficially owned by his children.

(10)	Includes an aggregate 300 shares of restricted stock, of which 100 shares will vest on November 20, 2014, 100 shares will vest on November 20, 2015 and 100 shares will vest on November 20, 2016.

(11)
Includes an aggregate 638 shares of restricted stock, of which 138 shares will vest on August 17, 2014, 200 shares will vest on November 20, 2014, 200 shares will vest on November 20, 2015 and 100 shares will vest on November 20, 2016.

(12)
Includes an aggregate 2,447 shares of restricted stock, of which 423 shares will vest on October 24, 2014, 424 shares will vest on October 24, 2015, 300 shares will vest on December 19, 2014, 300 shares will vest on December 19, 2015, 333 shares will vest on December 18, 2014, 333 shares will vest on December 18, 2015, and 334 shares will vest on December 18, 2016.

(13)
Includes an aggregate 1,943 shares of restricted stock, of which 343 shares will vest on August 17, 2014, 300 shares will vest on December 19, 2014, 300 shares will vest on December 19, 2015, 333 shares will vest on December 18, 2014, 333 shares will vest on December 18, 2015, and 334 shares will vest on December 18, 2016.  Mr. Zern has announced his retirement from the Bank effective as of April 30, 2014.

(14)
Includes an aggregate 21,000 shares which directors and executive officers may acquire beneficial ownership within 60 days through the exercise of stock options and 19,920 shares of restricted stock that will vest at specified dates between August 17, 2014 and December 18, 2016.

(15)
Consists of 10,150 shares owned by Banc Fund VI L.P. (“BF VI”), 39,056 shares owned by Banc Fund VII L.P. (“BF VII”) and 19,454 shares owned by Banc Fund VIII L.P. (“BF VIII”) and is based on information set forth in a Schedule 13G/A filed jointly on February 14, 2014 by BF VI, BF VII and BF VIII.  The general partner of BF VI is MidBanc VI L.P. (“MidBanc VI”), whose principal business is to be a general partner of BF VI.  The general partner of BF VII is MidBanc VII L.P. (“MidBanc VII”), whose principal business is to be a general partner of BF VII.  The general partner of BF VIII is MidBanc VIII L.P. (“MidBanc VIII”), whose principal business is to be a general partner of BF VIII.  The general partner of MidBanc VI, MidBanc VII, and MidBanc VIII is The Banc Funds Company, L.L.C. (“TBFC”), whose principal business is to be a general partner of MidBanc VI, MidBanc VII, and MidBanc VIII.  TBFC is an Illinois corporation whose principal shareholder is Charles J. Moore.  Mr. Moore has been the manager of BF VI, BF VII, and BF VIII since their respective inceptions.  As manager, Mr. Moore has voting and dispositive power over the securities of the Company held by each of those entities.  As the controlling member of TBFC, Mr. Moore controls TBFC, and therefore each of the partnership entities are directly and indirectly controlled by TBFC.

INFORMATION ABOUT OUR DIRECTORS AND EXECUTIVE OFFICERS

           Certain information about the business experience of the remaining incumbent directors and the non-director officers of the Company, including their service as directors of other companies, is listed below. References to terms of service as a director or officer of the Company include service as a director or officer of the Bank prior to the date of the holding company reorganization on March 2, 2006.

Director Nominees, Class III Directors

Robert J. Bogino (71) - Mr. Bogino is the Chairman of the Company and the Bank and has been a director of the Company since 1994.  Mr. Bogino served as the Company’s Vice Chairman from 2005 to 2010 and Secretary from 2002 to 2005.  He currently serves as Chairman of the Corporate Governance Committee.  He was the President, Treasurer and co-owner of Bogino & DeMaria, Inc. in Avon, Connecticut, an insurance agency of which he was a founder in 1972.  The firm was sold in 2003 and he retired in 2004.  As Treasurer of Bogino & DeMaria, Inc., he was responsible for all financial and accounting matters including monthly financial statement preparation and analysis, coordination with outside accounting firm for the preparation and filing of local, State and Federal tax returns and annual corporate financial statements.  Mr. Bogino received an MBA in Finance from Columbia University Graduate School of Business.  Mr. Bogino brings his many years of business ownership, management and insurance expertise to the Board.

Nicholas B. Mason (69) - Mr. Mason has been a director of the Company since March 2011 and a director of the Bank since 2010.  He is a retired financial consultant.  Mr. Mason had a long career as Chief Financial Officer of the Savings Bank of Manchester from 1988 to 2000, where he directed and managed the financial, treasury, accounting and audit functions of the Bank.  Prior to that, he worked for eight years at the Hartford Insurance Group in property casualty, accounting, and information management.  He spent four years at the Travelers Insurance Company in the Life Insurance Department and seven years at Hartford National Bank in strategic planning.   Mr. Mason is active in many Farmington Valley organizations.  He is President of the Farmington Valley Visiting Nurse Association and is Treasurer of each the Simsbury Community Television and the Old Drake Hill Flower Bridge.  He serves as an elected member of the Town of Simsbury Board of Finance and as an appointed member of the Town’s Pension Committee and Insurance Committee.  He is a director and Treasurer of the Powder Forest Homes Association, Inc. and is a member of the Simsbury Chamber of Commerce Government Affairs Committee.  In the past, he has served as Treasurer of the Simsbury Light Opera Company, the Manchester Symphony Orchestra and Choral, the Farmington Valley Rowing Association, the Connecticut Valley Region of the Porsche Club of America, the Society of the Increase of the Ministry (Episcopal), and Christ Church, Avon, Connecticut.  He was a founding Director of Bankers’ Bank Northeast in Glastonbury, Connecticut.  He was Treasurer of the SMB Charitable Foundation and Secretary of the Hartford Mutual Investment Fund.  Mr. Mason’s experience as a former senior bank executive officer and his experience as a financial professional provide insight into analysis of bank financial statements, regulatory reporting, budgeting, business and strategic planning, investment management and audit administration and are valuable to the Board.  Mr. Mason obtained a B.A. in Economics from Dartmouth College, an MBA in Finance from Columbia University Graduate School of Business, and an M.A. in Economics from the University of Hartford Graduate School of Business.

David W. Sessions (63) - Mr. Sessions is the Vice Chairman of the Company and the Bank and has been a director of the Company since 1992.  He serves as chairman of the Executive Committee and Loan Committee.  He is President and Treasurer of The CASLE Corporation, headquartered in Avon, Connecticut, a commercial design-build development and construction company which he co-founded in 1981.  Over the past 15 years, CASLE’s main focus has been on the development and management of a portfolio of medical office buildings throughout Connecticut.  He is Chairman of the Architectural Review Board of the Town of New Hartford, a member of the New Hartford Democratic Town Committee.  He was formerly a member and chairman of the New Hartford Board of Finance.  Mr. Sessions is also the director/founder of Nights at the Beekley Concert Series for the benefit of the Beekley Memorial Library in New Hartford, Connecticut.  He received a B.A. from Middlebury College and a J.D. from George Washington University.  Mr. Sessions has many years of experience as a business owner and real estate developer and brings important managerial, operational and current real estate knowledge to the Board.

Ann G. Taylor (59) - Ms. Taylor has been a director of the Company since 2013 when she was elected by the Board of Directors on November 20, 2013 to fill the vacancy on the Board of Directors created by Rodney R. Reynolds’ resignation as a director on September 18, 2013.  Ms. Taylor is Senior Vice President and General Counsel of the Connecticut Children’s Medical Center, a position she has held since 2000.  Prior to that position, she held several counsel positions within the banking industry, including Vice President and Government Affairs Counsel for Fleet Bank, Assistant Counsel for the State of Connecticut Department of Banking, and Federal Administrative Counsel for the American Bankers Association.  Ms. Taylor currently serves as a Commissioner with the State of Criminal Justice Commission, as a board member of Connecticut Legal Services, as a member of the Connecticut Hospital Association Committee on Government and as a member of the Metro Hartford Alliance Legislative Committee.  Ms. Taylor received a B.A. from Catholic University of America and a Juris Doctorate from Western New England School of Law.  Ms. Taylor’s leadership in the Greater Hartford business community, her business experience and healthcare industry knowledge as a senior executive of a hospital and her experience in legal and regulatory matters impacting the banking industry make her a valuable member of the Board.

Class II Directors, Terms Expiring at the 2016 Annual Meeting of Shareholders

Martin J. Geitz (57) - Mr. Geitz is the President and Chief Executive Officer of the Company and the Bank and has held these positions since 2004.  He has been a member of the Board since 2005.  He brings over 30 years of senior management experience, including a lengthy career with Fleet Bank, to the Company.  He is a member of the board of directors of the Federal Home Loan Bank of Boston. He is President of the Connecticut Community Bankers Association, Co-Chair of the Legislative Committee of the Connecticut Bankers Association, Trustee and Treasurer of Simsbury Free Library, Trustee of McLean Affiliates, Inc., President of the Bloomfield Chamber of Commerce and a member of the Charter Oak State College Foundation board of directors.  He is also a member of the Simsbury/Granby Rotary Club.  Mr. Geitz holds a B.A. from Johns Hopkins University and an MBA from Cornell University.  Mr. Geitz’s extensive experience in banking and his leadership ability make him a valuable member of the Board.

Gary R. Kevorkian (60) - Mr. Kevorkian has been Secretary of the Company since 2007 and a director of the Company since 1994.  Mr. Kevorkian serves as Chairman of the Compensation and Human Resources Committee.  He is an attorney-at-law and has maintained his own practice in Granby, Connecticut since 1981.  In his practice, he specializes in real estate, trusts and estates.  As an attorney and business owner, he brings his legal and financial insight to the Board.  Mr. Kevorkian is not an employee of the Company and is not compensated for his service as the Company’s Secretary.

Jerry W. Long (62) – Mr. Long has been a director of the Bank since January 2010 and a director of both the Bank and the Company since May 2010.  He is the Founder and has been the CEO of PCC Technology, LLC, an information technology consulting firm, since 1994.  Mr. Long is a director of the Hartford Youth Scholars Foundation and a director of Rideshare.  He is the current Chairman of the Bloomfield Economic Development Commission.  He is also a former board member of the Connecticut Business & Industry Association and former Vice Chairman of Charter Oak State College Board of Trustees.  He is a former Board Member of the Hartford Club and former Vice Chairman of the Metro Hartford Alliance.  He is a member of the Rotary Club of Bloomfield and past president of the Bloomfield, Connecticut Chamber of Commerce.  Mr. Long’s many years of business ownership and managerial and technology experience are valuable assets for the Board.

George B. Odlum, Jr., DMD (74) – Dr. Odlum has been a director of the Company since 1992 and formerly served as the Company’s Secretary. He serves as the Chairman of the Audit & Compliance Committee. Dr. Odlum practiced dentistry in Simsbury from 1968 until his retirement in 2007. He served on the Board of Trustees of The Society for Savings, a mutual savings bank, from 1980 until 1982, and on the Board of Directors of the Village Water Company of Simsbury, a public utility, from 1972 until 1995. Dr. Odlum also serves as a director of the Farmington Valley Visiting Nurse Association.  Past community services include president of the Simsbury Chamber of Commerce and various Town of Simsbury commissions. Dr. Odlum obtained a Bachelor’s degree from Trinity College and a DMD from Tufts University School of Dentistry in 1965.  Dr. Odlum brings valuable managerial experience and local knowledge of our primary market area to the Board.

Class I Directors, Terms Expiring at the 2015 Annual Meeting of Shareholders

James T. Fleming (58) -Mr. Fleming has been a director of the Company since 1992.  He is currently the President of the Connecticut Automotive Retailers Association, Inc. (CARA, Inc.), which position he has held since 2008.  He also serves as the Secretary and Treasurer of the Greater Hartford Automobile Dealers Association Foundation, and is the former Executive Secretary of the GHADA Association.  Mr. Fleming serves as a director of the Simsbury Cemetery Association, Commissioner of Simsbury Police Commission, Chairman of the Board of Managers of the Hartford Downtown YMCA, a director of the Automotive Trade Association Executives and as a Corporator of Saint Francis Hospital.  Mr. Fleming is a former member of the Governors’ Cabinet of the State of Connecticut, serving from 2007 to 2008 as a Commissioner of the Department of Public Utility Control, from 2003 to 2007 as Commissioner of the Department of Public Works, and from 1999 to 2003 as Commissioner of Consumer Protection.  Prior to his time in the cabinet, for many years he was employed by Combustion Engineering.  For 18 years he served in the Connecticut General Assembly where he was the Majority Leader of the Connecticut State Senate.  Mr. Fleming holds a B.A. from The Eisenhower College of Rochester Institute of Technology and an MA from Trinity College.  Mr. Fleming brings important managerial, operational and organizational skills and expertise to the Board from his many years of public and private sector service.

Michael D. Nicastro (55) – Mr. Nicastro has been a director of the Bank since 2011.  He is Senior Vice President and Chief Marketing Officer of COCC, which positions he has held since 2013.  Prior to that he was President and Chief Executive Officer of the Central Connecticut and Greater Bristol Chambers of Commerce, a position he held from 2008 to 2013.  He also serves as President of the Chambers Benefits Centers Leadership Cabinet.  Prior to joining the Chamber, Mr. Nicastro was Senior Vice President & Chief Marketing Officer of Open Solutions Inc., a position he held starting in 1994.  He also serves on the board of a venture capital backed company, Continuity Control, and is a past director of Weston Software.  Through the Chambers he provides management services and is a past board member of the Angel Investor Forum of Connecticut.  In addition, he is a board member of the Central Connecticut Revolving Loan Fund.  Mr. Nicastro is a member of the Governing Board of Directors and Executive Committee of the Hartford Stage Company and is President of the Board of the Connecticut Rivers Council, Boy Scouts of America.  He also serves on the Board of the American Clock & Watch Museum where he also serves as the chair of the Governance Committee. Mike served on the Board of the State Academic Awards, the oversight board of Charter Oak State College and the Connecticut Distance Learning Center.  Mr. Nicastro holds a Bachelor’s Degree from Central Connecticut State University and a Juris Doctorate from Western New England University, School of Law.  Mr. Nicastro’s extensive business background, with an emphasis in banking technology, provides important managerial, marketing and operational skills and expertise to the Board.

Penny R. Woodford (69) - Ms. Woodford has been a director of the Company since 1992.  She is a real estate agent with the Coldwell Banker Residential Brokerage, which position she has held since 2003.  Prior to that, she was a real estate agent with DeWolf Companies from 1996 to 2003 and with Westledge Real Estate from 1983 to 1996.  She is Chairperson of the Nominating Committee of the Avon Republican Town Committee.  In her role as a top real estate salesperson in the Company’s market, Ms. Woodford brings valuable current real estate market insight and a large business network to the Board.

Non-Director Executive Officers

Gary W. Burdick (60) – Mr. Burdick is Senior Vice President and Chief Commercial Banking Officer of the Bank, which positions he has held since 2012.  Prior to joining the Bank, he served as Senior Vice President at RBS Citizens, where he was employed from 2006 to 2012. Prior to that, he was Senior Vice President and Manager, Asset Based Lending at Webster Bank, President of the Affiliated Business Credit Corporation, and Senior Vice President at Fleet Bank.  Mr. Burdick is a graduate of the University of Connecticut.

David H. MacKenzie (55) – Mr. MacKenzie is Senior Vice President and Chief Mortgage & Consumer Loan Officer of the Bank, which positions he has held since October 2013. Prior to joining the Bank, he served as Senior Vice President, Residential Lending, at Patriot National Bank, where he was employed from 2011 to 2013.  Prior to that, he was Managing Director of Beechwood Properties, LLC from 2008 to 2011 and prior to that, he was Enterprise Sales and Marketing Director of Management Health Solutions from 2009 to 2010.  Prior to that, he had an extensive career in mortgage banking with Aegis Wholesale, GreenPoint Mortgage and Citicorp Mortgage.  Mr. MacKenzie formerly served on the Board of Directors of the Connecticut Mortgage Bankers Association and as Chapter Chairman of the American Red Cross. Mr. MacKenzie holds a BS from Providence College.

Richard J. Sudol (48) – Mr. Sudol is Senior Vice President and Chief Financial Officer of the Company and the Bank, which positions he has held since 2013.  Prior to joining the Company and the Bank, he served as Chief Financial Officer of Florida Shores Bank since 2009.  Prior to that, he was Senior Vice President of Financial Planning and Analysis of Riverside National Bank from 2003 to 2009.  Prior to that, he held a variety of management and financial positions with Webster Financial Corporation.  Mr. Sudol holds a Bachelor’s of Science in Accounting from Central Connecticut State University and earned an MBA from Quinnipiac University.

Howard R. Zern (67) – Mr. Zern is Executive Vice President and Chief Retail Banking, Operations and Technology Officer of the Bank, which positions he has held since 2008.  Prior to joining the Bank, he was an Executive Vice President of Bank of America, from which he retired in 2005.  Mr. Zern is a former director of the Stony Brook Alumni Association, a former Vice Chairman of TheaterWorks, a past Treasurer of the Artists Collective in Hartford and a former Chairman of the Urban League of Greater Hartford.  Mr. Zern holds a BA from the State University of New York at Stony Brook.  Mr. Zern has announced his retirement from the Bank effective as of April 30, 2014.

Audit and Compliance Committee Financial Expert

The Board has determined that the Company currently has at least one audit committee financial expert serving on its Audit and Compliance Committee.  For the year ended December 31, 2013, that person was Nicholas B. Mason, who is “independent” as that term is defined in Rule 5605 of the NASDAQ listing standards.

Independence of Directors and Director Nominees

The following directors and director nominees are independent in accordance with Rule 5605 of the NASDAQ listing standards:  Robert J. Bogino, James T. Fleming, Gary R. Kevorkian, Jerry W. Long, Nicholas B. Mason, Michael D. Nicastro, George B. Odlum, Jr., DMD, David W. Sessions, Ann G. Taylor and Penny R. Woodford.

Board Leadership Structure and the Board’s Role in Risk Oversight

The Company has an independent Chairman separate from the Chief Executive Officer.  The Board believes it is important to have an independent director in a board leadership position at all times.  The Company’s Chairman provides independent leadership of the Board.  Having an independent Chairman enables non-management directors to raise issues and concerns for Board consideration without immediately involving management.  The Chairman also serves as a liaison between the Board and senior management.  The Board has determined that having an independent Chairman separate from the Chief Executive Officer is the most appropriate structure for risk oversight of the Company.

Risk management at the Company is the process of identifying, measuring, controlling and monitoring risk across the enterprise.  Risk management crosses all functions and employees and is embedded in all aspects of planning and performance measurement.  Systems, information and timely reporting enable the Company to identify, measure, control and monitor risk throughout the enterprise.

The Board is responsible for oversight of the Company’s enterprise risk framework.  The Board has delegated primary responsibility to the Executive Committee for overseeing financial, investment and operational risk exposures, to the Audit and Compliance Committee for overseeing regulatory and legal risk, to the Loan Committee of the Bank for overseeing credit risk, and to the Compensation and Human Resources Committee for oversight of risk related to management and staff.  These Committees report to the full Board to ensure the Company’s overall risk exposures are understood, including risk interrelationships.  Risk reports are provided at Committee and Board meetings and the Board regularly engages in discussions of these risk reports and risk management.  The Board also oversees reputational risk.

Board Committees

The Board of Directors presently has four standing committees – the Audit and Compliance Committee, the Corporate Governance Committee, the Executive Committee and the Compensation and Human Resources Committee.

Audit and Compliance Committee of the Company.  The Audit and Compliance Committee has oversight responsibility for and reviews all financial and other reports provided by the Company’s independent registered public accounting firm and the Company’s internal audit firm.  The Audit and Compliance Committee evaluates and selects the independent auditor subject to shareholder ratification.  The Audit and Compliance Committee, in its meetings with the Company’s auditors, discusses and approves the audit and compliance scope and reviews all audit findings.  The members of the Audit and Compliance Committee are Messrs. Odlum (Chair), Fleming, Mason, Nicastro and Ms. Woodford.  All members of the Audit and Compliance Committee are independent in accordance with Rule 5605 of the NASDAQ listing standards.  The Audit and Compliance Committee operates pursuant to a written charter adopted by the Board. The Audit and Compliance Committee met four times during 2013.

Compensation and Human Resources Committee of the Company. The Compensation and Human Resources Committee determines the compensation of the employees of the Company and the Bank, including executive officers other than the President and CEO.  In determining the compensation of the Company and Bank’s employees, including executive officers other than the President and CEO, the Compensation and Human Resources Committee considers the recommendations of Martin J. Geitz, President and CEO of the Company and the Bank.  The Compensation and Human Resources Committee also reviews, but does not determine, the compensation of (i) the President and CEO of the Company and the Bank and (ii) the directors.  Recommendations regarding the President and CEO’s compensation are made by the Compensation and Human Resources Committee to the full Board, which then approves the President and CEO’s compensation.  With respect to director compensation, the Compensation and Human Resources Committee will make recommendations to the Corporate Governance Committee, which then recommends the amount of director compensation to the full Board for approval.  The members of the Compensation and Human Resources Committee are Messrs. Kevorkian (Chair), Bogino, Long and  Sessions and Ms. Taylor.  All members of the Committee are independent in accordance with Rule 5605 of the NASDAQ listing standards.  From January 1, 2013 to August 21, 2013,  the Compensation and Human Resources Committee operated pursuant to a written charter adopted by the Board on February 16, 2011. On August 21, 2013, the Board adopted an amended charter with minor revisions for the Compensation and Human Resources Committee.  The Committee met seven times in 2013.

Corporate Governance Committee of the Company.   The Corporate Governance Committee functions as the nominating committee for director candidates, identifies qualified individuals to become members of the Company’s Board of Directors, determines the composition of the Board of Directors and its committees, monitors and assesses the effectiveness of the Board of Directors, develops and implements the Company’s corporate governance guidelines and reviews and recommends director compensation.  All members of the Corporate Governance Committee are independent as that term is defined in Rule 5605 of the NASDAQ listing standards.  The members of the Corporate Governance Committee are Messrs. Bogino (Chair), Fleming and Mason and Mses. Taylor and Woodford.  The Corporate Governance Committee operates pursuant to a written charter adopted by the Board. The Corporate Governance Committee met five times during 2013.

The Corporate Governance Committee has a formal policy regarding the consideration of director candidates recommended by shareholders which sets forth the minimum qualifications of suitable nominees for director as well as approved processes for identifying and evaluating nominees.  The Corporate Governance Committee will consider any director candidate recommended by shareholders in accordance with the standards set forth in its charter.  Such suggestions, together with appropriate biographical information, should be submitted to:  SBT Bancorp, Inc., Attn: Gary R. Kevorkian, Secretary, via U.S. Mail address of P.O. Box 248, Simsbury, Connecticut 06070 or via street/overnight courier address of 86 Hopmeadow Street, Simsbury, CT 06089.  Possible candidates who have been suggested by shareholders are evaluated by the Corporate Governance Committee in the same manner as are other possible candidates.

The general criteria used to establish the traits, abilities and experience that the Corporate Governance Committee looks for in determining candidates for election to the Board include highest ethical character, independence from management, ability to represent all shareholders of the Company, ability to exercise sound business judgment, relevant expertise and experience that would benefit the Company and the ability to offer advice and guidance to the Chief Executive Officer and the Board.  Key among the criteria is a director’s existing ties to the Company’s markets and adherence to Company’s Code of Ethics and Conflicts of Interest Policy.  All directors are subject to mandatory retirement from service on the Company’s Board of Directors upon reaching seventy-six years of age.  The Corporate Governance Committee has not adopted a formal diversity policy with regard to the selection of director nominees.  However, the Corporate Governance Committee considers diversity as a factor in identifying director nominees and believes the Board as a whole should be a diverse body, with diversity reflecting age, gender, background and professional experience.

Executive Committee of the Company.  The Executive Committee is responsible for the general supervision of the Company’s affairs between meetings of the full Board, oversees the Company’s investments, asset/liability management, budget and capital planning and reviews the Company’s interest rate sensitivity and deposit and loan pricing.  The Executive Committee is also responsible for overseeing the Company’s information technology planning, security and development.  In addition, the Executive Committee’s responsibilities also include reviewing the financial and market performance of the subsidiary offering non-deposit products (including review and approval of the selection of and contracts with third party broker/dealers, review of all product types sold, appointment of Bank management to fill needed roles, recommendation of prudent policies and procedures, setting of commission structures and oversight of compliance with applicable regulations) and evaluating opportunities in the marketplace for enhancing the Company’s offering of non-deposit products and services.  The members of the Executive Committee are Messrs. Sessions (Chair), Bogino, Geitz, Kevorkian and Odlum.  The Executive Committee met 12 times during 2013.

Bank Committee

The Bank’s Board of Directors has a Loan Committee, all of whose members are directors of both the Bank and the Company.  The Loan Committee is responsible for the review and approval of consumer, mortgage and commercial loan requests above the respective individual or collective lending authorities of Bank loan officers as established in the Bank’s Loan Policy.  The Loan Committee is also responsible for ensuring compliance with the Bank’s credit policies as annually approved by the Bank’s Board of Directors, including the review and monitoring of the diversification of the loan portfolio and oversight of the Bank’s compliance with the Community Reinvestment Act (CRA).  The Loan Committee also reviews and monitors the growth and credit quality of the loan portfolio, including loan originations, delinquencies, risk rating changes, loan loss reserves and loan collection activities.  The members of the Loan Committee are Messrs. Sessions (Chair), Bogino, Geitz, Kevorkian, Long and Nicastro.  The Loan Committee met 25 times during 2013.

Availability of Committee Charters

The Audit and Compliance Committee, the Compensation and Human Resources Committee Charter and the Corporate Governance Committee each operates pursuant to a separate written charter adopted by the Board.  Each committee reviews its charter at least annually.  The three committee charters can be viewed at http://investors.simsburybank.com/govdocs.aspx?iid=4100578.  Each charter is also available in print to any shareholder who requests it.  The information contained on the website is not incorporated by reference or otherwise considered a part of this document.

Board Meetings

The Board held 17 meetings during 2013.  All of the Company’s incumbent directors attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by the committees of the Board of Directors on which such directors served during 2013.

Board members are expected to attend the Company’s annual meeting of shareholders.  All eleven directors of the Company at the time of the Company’s 2013 annual meeting of shareholders attended such meeting.

Shareholder Communications

The Board of Directors has a formal process in place for shareholder communication to the Board of Directors or any individual director.  Shareholders wishing to communicate with the Board of Directors or any individual director may write to SBT Bancorp, Inc., Attn: Gary R. Kevorkian, Secretary, via U.S. Mail address of P.O. Box 248, Simsbury, Connecticut 06070 or via street/overnight courier address of 86 Hopmeadow Street, Simsbury, CT 06089.  All communications received of a relevant nature will be forwarded to the full Board or appropriate individual director as directed.  The Board of Directors believes this approach is reasonable in light of the relatively small number of shareholders of the Company and the relatively small number of communications the Board expects to receive in the foreseeable future.

Code of Ethics and Conflicts of Interest Policy

The Company has adopted a Code of Ethics and Conflicts of Interest Policy that applies to all employees, officers and directors.  The Code of Ethics and Conflicts of Interest Policy can be viewed at http://investors.simsburybank.com/govdocs.aspx?iid=4100578.  The Code of Ethics and Conflicts of Interest Policy is also available in print to any shareholder who requests it.  The information contained on the website is not incorporated by reference or otherwise considered a part of this document.

COMPENSATION AND OTHER MATTERS

Executive Compensation

The following table presents information relating to the compensation of the Company’s CEO and the next two most highly compensated executive officers (collectively, the “Named Executive Officers”) for the fiscal years ended December 31, 2013, 2012 and 2011.

Summary Compensation Table

Name and principal position	Year	Salary		Bonus		Stock awards		Option awards	Non-equity incentive plan compensation	Non- qualified deferred earnings	All other Compensation		Total

Martin J. Geitz	2013	$272,039	(1)	$33,600	(2)	$69,757	(5)	$0	$0	$0	$82,775	(8)	$458,171
President & Chief	2012	$255,342	(1)	$60,000	(3)	$66,248	(6)	$0	$0	$0	$90,288	(8)	$471,878
Executive Officer	2011	$242,944	(1)	$48,577	(4)	$62,250	(7)	$0	$0	$0	$88,468	(8)	$442,239

Gary W. Burdick (9)	2013	$138,462		$24,000	(10)	$23,252	(11)	$0	$0	$0	$22,877	(12)	$208,591
Senior Vice President &
Chief Commercial Banking Officer

Howard R. Zern (13)	2013	$147,846		$20,000	(14)	$23,252	(15)	$0	$0	$0	$7,635	(16)	$198,733
Executive Vice President &Chief Retail, Operations & Technology Officer

(1)	Mr. Geitz also serves as a director, but does not receive any compensation for those services.

(2)
2013 performance bonus to be paid in shares of 1,562 shares of restricted stock with a fair market value of $33,600.  Such shares of restricted stock will be issued in April 2014 and will vest over three years.

(3)	2012 performance bonus paid in cash in 2013.
(4)	2011 performance bonus paid in cash in 2012.

(5)
On December 18, 2013, Martin J. Geitz received a grant from the Company of 3,000 shares of restricted stock with a fair market value of $69,757 on the date of grant.  Such shares of restricted stock will vest over three years as follows:  1,000 shares on December 18, 2014, 1,000 shares on December 18, 2015 and 1,000 shares on December 18, 2016.

(6)
On December 19, 2012, Martin J. Geitz received a grant from the Company of 2,700 shares of restricted stock with a fair market value of $66,248 on the date of grant.  Such shares of restricted stock will vest over three years as follows:  900 shares on December 19, 2013, 900 shares on December 19, 2014 and 900 shares on December 19, 2015.

(7)
On August 17, 2011, Martin J. Geitz received a grant from the Company of 3,080 shares of restricted stock with a fair market value of $62,250 on the date of grant.  Such shares of restricted stock will vest over three years as follows: 1,026 shares on August 17, 2012, 1,026 shares on August 17, 2013 and 1,028 shares on August 17, 2014.

(8)
Includes Mr. Geitz’s personal use of a Bank-leased automobile, annual dues for country club membership, employer match of 401(k) Plan contributions, employer-paid premiums for group term life insurance in excess of $50,000, employer-paid portion of health insurance normally paid by an employee, employer-paid amounts for a Supplemental Executive Retirement Plan (SERP) and the economic benefit under an endorsement split-dollar insurance agreement.  The imputed income related to the SERP was $61,437 for 2013, $61,437 for 2012 and $57,333 for 2011.

(9)	Mr. Burdick was not a named executive officer in 2012 or 2011.

(10)
2013 performance bonus to be paid in cash of $16,000 and 372 shares of restricted stock with a fair market value of $8,000.  Such shares of restricted stock will be awarded in April 2014 and will vest over three years.

(11)
On December 18, 2013, Gary W. Burdick received a grant from the Company of 1,000 shares of restricted stock with a fair market value of $23,252 on the date of grant.  Such shares of restricted stock will vest over three years as follows:  333 shares on December 18, 2014, 333 shares on December 18, 2015 and 334 shares on December 18, 2016.

(12)
Includes Mr. Burdick’s employer match of 401(k) Plan contributions, employer-paid premiums for group term life insurance in excess of $50,000, the economic value of the split dollar life agreement and employer-paid amounts for a Supplemental Executive Retirement Plan (SERP).

(13)	Mr. Zern was not a named executive officer in 2012 or 2011. Mr. Zern has announced his retirement from the Bank effective as of April 30, 2014.

(14)	2013 performance bonus to be paid in 2014.

(15)
On December 18, 2013, Howard R. Zern received a grant from the Company of 1,000 shares of restricted stock with a fair market value of $23,252 on the date of grant.  Such shares of restricted stock will vest over three years as follows:  333 shares on December 18, 2014, 333 shares on December 18, 2015 and 334 shares on December 18, 2016.

(16)	Includes Mr. Zern’s employer match of 401(k) Plan contributions, employer-paid premiums for group term life insurance in excess of $50,000, and the economic value of the split dollar life agreement.

The Compensation and Human Resources Committee is responsible for reviewing the performance and establishing the compensation of the Bank’s officers and key employees, including the Company’s executive officers other than the President and CEO.  The Committee also reviews, but does not determine, the compensation of the President and CEO and makes a recommendation of his compensation to the full Board, which then approves the President and CEO’s compensation.  The Committee relies upon industry information, including surveys of similarly sized and located institutions and targets the Bank’s compensation to be generally at the level of its peer group institutions.

The Compensation and Human Resources Committee has retained the services of Arthur Warren Associates on an ongoing basis to advise such committee on executive compensation matters and non-executive employee compensation matters.  On an every other year basis, Arthur Warren Associates is engaged to perform a full review of the Company’s total compensation programs (including with respect to the three named executive officers) and to make recommendations (i) toward maintaining the Company’s competiveness with its peers with regard to the Company’s  compensation philosophy, its Compensation and Human Resources Committee Charter and its short term bonus plans for non-executive employees and (ii) toward ensuring an appropriate peer group of banks.  During 2013, Arthur Warren Associates was engaged to perform a limited review consisting of a competitive assessment of executive pay and the determination of an appropriate peer group of banks.  It is anticipated that during 2014, the Company will engage Arthur Warren Associates for a full review of the Company’s total compensation programs referenced above.  The Compensation and Human Resources Committee Charter considered the independence of Arthur Warren Associates and determined that in 2013, Arthur Warren Associates satisfied the criteria for being independent.

In 2013, the Compensation and Human Resources Committee instructed Arthur Warren Associates to benchmark the Bank’s executive compensation programs against its peers to ensure that such programs are consistent with prevailing practices in its industry.  The peer group consisted of three market surveys (Northeast Bankers Survey, Massachusetts Bankers Association Survey and Economic Research Institute) as well as 12 publicly traded banks within the region having assets ranging between $249 million and $649 million.  The banks included in the public bank peer analysis were: Bankwell Financial Group, Chicopee Bancorp, Community Bancorp, Elmira Savings Bank, Hampden Bancorp, Mayflower Bancorp, Inc., Pathfinder Bancorp, Salisbury Bancorp, Union Bank, PSB Holdings, Jeffersonville Bancorp and VSB Bancorp.  Based on the analysis prepared by Arthur Warren Associates, the Compensation and Human Resources Committee determined that the Bank’s compensation programs and levels were generally competitive with the compensation programs and levels maintained by the Bank’s peers.

The members of the Compensation and Human Resources Committee are Messrs. Kevorkian (chair), Bogino, Long and Sessions and Ms. Taylor.

Employment, Change in Control and Other Related Agreements

The Bank maintains employment or change in control agreements with the following named executive officers:  Messrs. Geitz, Burdick and Zern.  The continued success of the Company and the Bank depends to a significant degree on the skills and competence of these officers.  These agreements are with the Bank, not the Company.

Martin J. Geitz, President and Chief Executive Officer – The Bank and Martin J. Geitz are parties to an Employment Agreement, effective as of October 4, 2004, which was subsequently amended effective as of December 31, 2008.  The term of the agreement, as amended, is the earlier to occur of Mr. Geitz attaining the age of sixty-five or the termination of Mr. Geitz’s contract voluntarily or upon some other basis.  Mr. Geitz is to be paid a salary of $170,000, subject to adjustment by the Board.  In addition, Mr. Geitz is entitled to an annual bonus in an amount and form set by the Board.  Option grants and restricted stock awards are discussed in the footnotes of the Summary Compensation Table and the Outstanding Equity Awards Table.  Mr. Geitz is entitled to: (1) participate in the Bank’s comprehensive health insurance and major medical coverage; (2) participate in any long-term disability insurance plan (monthly cap of $25,000 compared to $8,000 for employees who are not executive officers) and pension plan maintained by the Bank; (3) paid time off of 28 days per year; (4) the use of an automobile for business purposes; (5) membership in a private “country” or similar golf club; and (6) attendance at two banking trade association conventions per year, including the cost of attendance and travel for Mr. Geitz and his spouse.  The Bank may terminate Mr. Geitz’s employment at any time without notice.  The Bank may give up to sixty days’ prior notice of the termination.  If such notice is given to Mr. Geitz, the Bank may require him to remain in the employ of the Bank for the period of notice given.  If the Bank terminates Mr. Geitz’s employment other than for Cause or due to a Change in Control or Potential Change in Control (as such terms are defined in the Employment Agreement, as amended), Mr. Geitz shall be entitled to receive a lump sum payment equal to the aggregate of:  (1) twelve months of Mr. Geitz’s then current salary base salary; (2) an amount equal to bonus to which he would have been entitled under the agreement, as amended, had a Change of Control occurred; (3) payment for any accrued but unused vacation time; and (4) payment of Mr. Geitz’s medical insurance for twelve months following his termination.  This lump sum amount shall be reduced by any compensation Mr. Geitz receives for other employment after the termination of his employment with the Bank.  Mr. Geitz may voluntarily terminate his employment on ninety days’ prior notice to the Bank, however, notice need not be given where the termination has been approved by the Board of Directors or there has been a material breach of the Bank’s obligations under the agreement, as amended.  If Mr. Geitz fails to meet the terms of the agreement, as amended, concerning his voluntary termination, the Bank will be entitled to enjoin Mr. Geitz’s employment with any significant competitor of the Bank for a period of twelve months.

In the event of a Change in Control or Potential Change in Control of the Bank or the Company, Mr. Geitz would be entitled to receive (1) credit for his years of service to the Bank plus five additional years for purposes of vesting and calculation of benefits under any benefit plan of the Bank or a successor thereto; (2) twelve months’ notice of termination during which time he shall receive payment at his then current salary and the highest bonus received by Mr. Geitz during the preceding thirty-six months; (3) a lump sum cash payment in an amount equal to the sum of Mr. Geitz’s then current salary plus the highest bonus he had received during the preceding 36 months; and (4) outplacement services in an amount not to exceed $10,000. Mr. Geitz is not entitled to receive compensation or other benefits for any period after termination for Cause.  Notwithstanding anything to the contrary set forth in Mr. Geitz’s Employment Agreement, as amended, any payments due to Mr. Geitz as a result of his termination of employment may be delayed for up to six months after his termination of employment if the Bank determines that the delay is necessary to comply with Section 409A of the Internal Revenue Code.  In the event that payments are delayed, the Bank will pay 5% simple interest on such delayed payments to Mr. Geitz.

The Bank and Martin J. Geitz are parties to a Supplemental Executive Retirement Agreement dated October 20, 2010.  The agreement is an unfunded, non-qualified supplemental retirement program for Mr. Geitz and provides for supplemental retirement benefits payable in installments over 15 years upon his attainment of normal retirement age of 65.  The supplemental retirement benefits are to be earned over the remaining working career of Mr. Geitz subject to certain conditions.  Under the agreement, the projected retirement benefit for Mr. Geitz, assuming he remains employed by the Bank until normal retirement age of 65, is $82,800 per year for 15 years, with such payments beginning on the first day of the month after he turns 65 years old.  The benefits are capped at $82,800 per year for 15 years and are subject to being substantially less should Mr. Geitz not remain employed until the normal retirement age of 65.  The agreement also contains restrictive covenants that may result in Mr. Geitz forfeiting all accrued benefits should he be terminated for cause, be removed by regulatory order, or accept employment with a competing financial institution during the term of the agreement and within 12 months following his termination of employment with the Bank.

The Bank and Martin J. Geitz are parties to an Endorsement Split Dollar Insurance Agreement dated October 20, 2010.  This agreement provides for the division of death proceeds under certain life insurance policies owned by the Bank on the life of Mr. Geitz with Mr. Geitz’s designated beneficiary.  The Bank has the right to exercise all incidents of ownership of the life insurance policies and may terminate such policies without the consent of Mr. Geitz.  Under the agreement, if Mr. Geitz passes away prior to termination of his employment with the Bank, Mr. Geitz’s designated beneficiary will be entitled to a benefit of $750,000, which will increase four percent (4%) on each anniversary of the effective date of the agreement.  In no event will the benefit exceed the total death proceeds of the life insurance policies minus the greater of (i) such policies’ cash surrender value or (ii) the aggregate premiums paid by the Bank for such policies.  If Mr. Geitz passes away after termination of his employment with the Bank for reasons other than death or disability, Mr. Geitz’s designated beneficiary will not be entitled to any benefits.  Mr. Geitz’s rights under this agreement will terminate if he is subject to a final removal or prohibition order issued by an appropriate federal banking agency.  In addition, no benefits will be paid to Mr. Geitz’s designated beneficiary if the insurance company denies coverage for any reason, provided, however, that the Bank will evaluate the reasons for denial and, upon advice of legal counsel and in its sole discretion, consider judicially challenging such denial.

Gary W. Burdick, Senior Vice President and Chief Commercial Banking Officer – Gary W. Burdick is an at-will employee of the Bank.  He is entitled to receive paid time off of 28 days per year and to participate in the Bank’s benefit plans, including its medical plan, dental plan, group term life insurance plan ($300,000 in coverage compared to $200,000 for employees who are not executive officers), long-term disability insurance plan (monthly cap of $25,000 compared to $8,000 for employees who are not executive officers) and 401(k) retirement plan.

The Bank has entered into a Change in Control Severance Agreement (the “Burdick CIC Severance Agreement”) with Mr. Burdick dated October 24, 2012.  Pursuant to the Burdick CIC Severance Agreement, in the event Mr. Burdick is terminated by the Bank without Cause (as defined in the Burdick CIC Severance Agreement) or he resigns for Good Reason (as defined in the Burdick CIC Severance Agreement) (i) upon a Change in Control (as defined in the Burdick CIC Severance Agreement) or (ii) during the remainder of the month in which a Change in Control occurs and 12 months thereafter, Mr. Burdick will be entitled to, among other benefits, the following:  (1) a lump sum payment equal to two times the sum of (a) the greater of his annual base salary in effect immediately prior to the Change in Control or his annual base salary in effect at the time a notice of termination is given and (b) the greater of his annual target bonus for the year in which the Change in Control occurs or, if such target bonus has not yet been determined, his annual bonus for the year immediately preceding the year in which the Change in Control occurs; (2) accelerated vesting of his stock options, restricted stock and any other performance related incentive compensation awards; and (3) 24 months of health insurance benefits on the same terms as were provided prior to termination of employment.  The Burdick CIC Severance Agreement is in effect through December 31, 2012, and commencing on January 1, 2013 and for each January 1 thereafter, the Burdick CIC Severance Agreement is automatically extended for one additional year unless the Bank or Mr. Burdick gives notice to the other party no later than September 30th of the preceding year that the Burdick CIC Severance Agreement will not be extended.

The Bank entered into a Supplemental Executive Retirement Agreement with Mr. Burdick dated October 24, 2012. The agreement is an unfunded, non-qualified supplemental retirement program for Mr. Burdick and provides for supplemental retirement benefits payable in installments over 15 years upon his attainment of normal retirement age of 65.  The supplemental retirement benefits are to be earned over the remaining working career of Mr. Burdick subject to certain conditions.  Under the agreement, the projected retirement benefit for Mr. Burdick, assuming he remains employed by the Bank until normal retirement age of 65, is $10,000 per year, with such payments beginning on the first day of the month after he turns 65 years old.  The benefits are capped at the above amounts and are subject to being substantially less should Mr. Burdick not remain employed by the Bank until the normal retirement age of 65.  The agreement also contains restrictive covenants that may result in Mr. Burdick forfeiting all accrued benefits should he be terminated for cause, be removed by regulatory order, or accept employment with a competing financial institution during the term of the agreement and within 12 months following his termination of employment with the Bank.

The Bank entered into a Split Dollar Life Insurance Agreement with Mr. Burdick dated January 22, 2013.  This agreement provides for the division of death proceeds under certain life insurance policies owned by the Bank on the life of Mr. Burdick with Mr. Burdick’s designated beneficiary.  The Bank has the right to exercise all incidents of ownership of the life insurance policies and may terminate such policies without the consent of Mr. Burdick.  Under the agreement, if Mr. Burdick passes away prior to termination of his employment with the Bank, Mr. Burdick’s designated beneficiary will be entitled to a benefit of $100,000.  In addition, if Mr. Burdick’s employment is terminated following a change in control of the Bank and he passes away before the age of 65, Mr. Burdick’s designated beneficiary will be entitled to a benefit of $100,000.  In no event, however, will the benefit exceed the total death proceeds of the life insurance policies minus the greater of (i) such policies’ cash surrender value or (ii) the aggregate premiums paid by the Bank for such policies.  Mr. Burdick’s rights under this agreement will terminate if he is subject to a final removal or prohibition order issued by an appropriate federal banking agency.  In addition, no benefits will be paid if Mr. Burdick commits suicide within two years of January 22, 2013 or if the insurance company denies coverage for any reason, provided, however, that the Bank will evaluate the reasons for denial and, upon advice of legal counsel and in its sole discretion, consider judicially challenging such denial.

Howard R. Zern, Senior Vice President and Chief Retail, Operations and Technology Officer – Howard R. Zern is an at-will employee of the Bank.  He is entitled to receive paid time off of 28 days per year and to participate in the Bank’s benefit plans, including its medical plan, dental plan, group term life insurance plan ($300,000 in coverage compared to $200,000 for employees who are not executive officers), long-term disability insurance plan (monthly cap of $25,000 compared to $8,000 for employees who are not executive officers) and 401(k) retirement plan.  Mr. Zern has announced his retirement from the Bank effective as of April 30, 2014.

The Bank has entered into a Change in Control Severance Agreement (the “Zern CIC Severance Agreement”) with Mr. Zern dated December 30, 2008.  Pursuant to the Zern CIC Severance Agreement, in the event Mr. Zern is terminated by the Bank without Cause (as defined in the Zern CIC Severance Agreement) or he resigns for Good Reason (as defined in the Zern CIC Severance Agreement) (i) upon a Change in Control (as defined in the Zern CIC Severance Agreement) or (ii) during the remainder of the month in which a Change in Control occurs and 12 months thereafter, Mr. Zern will be entitled to, among other benefits, the following:  (1) a lump sum payment equal to two times the sum of (a) the greater of his annual base salary in effect immediately prior to the Change in Control or his annual base salary in effect at the time a notice of termination is given and (b) the greater of his annual target bonus for the year in which the Change in Control occurs or, if such target bonus has not yet been determined, his annual bonus for the year immediately preceding the year in which the Change in Control occurs; (2) accelerated vesting of his stock options, restricted stock and any other performance related incentive compensation awards; and (3) 24 months of health insurance benefits on the same terms as were provided prior to termination of employment.  The Zern CIC Severance Agreement is in effect through December 31, 2009, and commencing on January 1, 2010 and for each January 1 thereafter, the CIC Severance Agreement is automatically extended for one additional year unless the Bank or Mr. Zern gives notice to the other party no later than September 30th of the preceding year that the Zern CIC Severance Agreement will not be extended.

The Bank entered into a Split Dollar Life Insurance Agreement with Mr. Zern effective dated August 1, 2012. This agreement provides for the division of death proceeds under certain life insurance policies owned by the Bank on the life of Mr. Zern with Mr. Zern’s designated beneficiary.  The Bank has the right to exercise all incidents of ownership of the life insurance policies and may terminate such policies without the consent of Mr. Zern.  Under the agreement, if Mr. Zern passes away prior to termination of his employment with the Bank, Mr. Zern’s designated beneficiary will be entitled to a benefit of $100,000.  In no event, however, will the benefit exceed the total death proceeds of the life insurance policies minus the greater of (i) such policies’ cash surrender value or (ii) the aggregate premiums paid by the Bank for such policies.  Since Mr. Zern has reached the age of 65, his beneficiary will not be entitled to any benefits if Mr. Zern’s employment is terminated following a change in control of the Bank and he subsequently passes away.  Mr. Zern’s rights under this agreement will terminate if he is subject to a final removal or prohibition order issued by an appropriate federal banking agency.  In addition, no benefits will be paid if Mr. Zern commits suicide within two years of August 1, 2012 or if the insurance company denies coverage for any reason, provided, however, that the Bank will evaluate the reasons for denial and, upon advice of legal counsel and in its sole discretion, consider judicially challenging such denial.

Equity Awards

On December 18, 2013, Martin J. Geitz received a grant from the Company of 3,000 shares of restricted stock with a fair market value of $69,757 on the date of grant.  Such shares of restricted stock will vest over three years as follows:  1,000 shares on December 18, 2014, 1,000 shares on December 18, 2015 and 1,000 shares on December 18, 2016.

On December 19, 2012, Martin J. Geitz received a grant from the Company of 2,700 shares of restricted stock with a fair market value of $66,248 on the date of grant.  Such shares of restricted stock will vest over three years as follows: 900 shares on December 19, 2013, 900 shares on December 19, 2014 and 900 shares on December 19, 2015.

On August 17, 2011, Martin J. Geitz received a grant from the Company of 3,080 shares of restricted stock with a fair market value of $62,250 on the date of grant.  Such shares of restricted stock will vest over three years as follows: 1,026 shares on August 17, 2012, 1,026 shares on August 17, 2013 and 1,028 shares on August 17, 2014.

On December 18, 2013, Gary W. Burdick received a grant from the Company of 1,000 shares of restricted stock with a fair market value of $23,252 on the date of grant.  Such shares of restricted stock will vest over three years as follows:  333 shares on December 18, 2014, 333 shares on December 18, 2015 and 334 shares on December 18, 2016.

On December 18, 2013, Howard R. Zern received a grant from the Company of 1,000 shares of restricted stock with a fair market value of $23,252 on the date of grant.  Such shares of restricted stock will vest over three years as follows:  333 shares on December 18, 2014, 333 shares on December 18, 2015 and 334 shares on December 18, 2016.

The outstanding equity awards held by the Named Executive Officers as of December 31, 2013 were as follows:

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexer- cisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)

Martin J. Geitz, President & Chief Executive Officer	21,000	(1)	0	$31.50	12/20/2015	5,828	(2)	$134,627

Gary W. Burdick Senior Vice President & Chief Commercial Banking Officer	0		0	0	0	2,447	(3)	$56,526

Howard R. Zern Executive Vice President & Chief Retail, Operations and Technology Officer	0		0	0	0	1,943	(4)	$44,883

(1)
Options vested at the rate of 33 1/3% per year, with vesting dates of 12/21/2006, 12/21/2007 and 12/21/2008.  Vesting was conditioned on the named individual remaining an employee until the end of each vesting period.

(2)
The number of shares of unvested stock will vest as follows:  1,028 shares on 8/17/2014, 900 shares on 12/19/2014, 900 shares on 12/19/2015, 1,000 shares on 12/18/2014, 1,000 shares on 12/18/2015 and 1,000 shares on 12/18/2016.  Vesting is conditioned on the named individual remaining an employee until the end of each vesting period.

(3)
The number of shares of unvested stock will vest as follows: 423 shares on 10/24/2014, 424 shares on 10/24/2015, 300 shares on 12/19/2014, 300 shares on 12/19/2015, 333 shares on 12/18/2014, 333 shares on 12/18/2015 and 334 shares on 12/18/2016.  Vesting is conditioned on the named individual remaining an employee until the end of each vesting period.

(4)
The number of shares of unvested stock will vest as follows: 343 shares on 8/17/2014, 300 shares on 12/19/2014, 300 shares on 12/19/2015, 333 shares on 12/18/2014, 333 shares on 12/18/2015 and 334 shares on 12/18/2016.  Vesting is conditioned on the named individual remaining an employee until the end of each vesting period.

Director Compensation

The Company has adopted a Director Compensation Plan for non-employee directors.  From January 1, 2013 to February 28, 2013, directors were compensated for service by means of: (1) an annual retainer of $6,000 per director; (2) annual retainer of $8,000 for the chairman of the board; (3) $500 for each Board meeting attended in person; and (4) $200 for each standing committee meeting attended in person.  That compensation rate structure was changed effective March 1, 2013 to: (1) an annual retainer of $6,000 for directors; (2) an annual retainer of $8,000 for the chairman of the board; (3) $500 for each Board meeting attended in person; and (4) $300 for each standing committee meeting attended in person.  No individual arrangements were granted during 2013.  The following table sets forth the amount of compensation paid to non-employee directors in 2013.

Director Compensation

Name	Fees earned or paid in cash	Stock Awards (1)	Option awards	Non-equity incentive plan compen- sation	Non- qualified deferred compensation earnings	All other Compensation	Total

Robert J. Bogino	$28,700	$7,111	$0	$0	$0	$0	$35,811

James F. Fleming	$16,100	$7,111	$0	$0	$0	$0	$23,211

Gary R. Kevorkian	$24,300	$7,111	$0	$0	$0	$0	$31,411

Jerry W. Long	$20,300	$7,111	$0	$0	$0	$0	$27,411

Nicholas B. Mason	$16,900	$7,111	$0	$0	$0	$0	$24,011

Michael D. Nicastro	$20,200	$7,111	$0	$0	$0	$0	$27,311

George B. Odlum	$17,600	$7,111	$0	$0	$0	$0	$24,711

Rodney R. Reynolds	$12,600	$0	$0	$0	$0	$0	$12,600

David W. Sessions	$25,000	$7,111	$0	$0	$0	$0	$32,111

Ann G. Taylor	$0	$7,111	$0	$0	$0	$0	$7,111

Penny R. Woodford	$15,900	$7,111	$0	$0	$0	$0	$23,011

(1)  Represents the grant of 300 shares of restricted stock, with a fair market value of $7,111 on the date of grant, to each director on November 20, 2013.  Such shares of restricted stock will vest over three years as follows: 100 shares on November 20, 2014, 100 shares on November 20, 2015 and 100 shares on November 20, 2016.

Equity Plans

The Company previously issued options to purchase shares of its common stock under the SBT Bancorp 1998 Stock Plan (the “1998 Plan”).  As of March 14, 2014, there were options outstanding to purchase an aggregate of 31,500 shares of the Company’s authorized but unissued common stock at a price of between $29.00 and $31.50 per share and which will expire between the years 2015 and 2016.  The 1998 Plan expired in March 2008.

Following shareholder approval in 2011, the Company established the SBT Bancorp, Inc. 2011 Stock Award and Option Plan (the “2011 Plan”), effective June 1, 2011, to provide stock awards and options to employees, officers and directors of the Company in order to attract them to the Company, give them a proprietary interest in the Company, and to encourage them to remain in the employ or service of the Company.  The maximum number of shares of the Company’s common stock that may be delivered pursuant to awards or options under the 2011 Plan is 100,000 shares.  As of March 14, 2014, 29,794 shares of restricted stock, net of shares that were forfeited, have been granted to directors and officers of the Bank and the remaining number of shares and options to be granted under the 2011 Plan was 70,206. The 2011 Plan will expire on March 16, 2021.

The following table sets forth the total number of securities authorized for issuance under equity compensation plans as of December 31, 2013.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by shareholders	31,500	$30.67	70,206 (1)
Equity compensation plans not approved by shareholders	0	0	0
Total	31,500	$30.67	70,206 (1)

(1) Represents the remaining number of shares and options to be granted under the 2011 Plan.  Since the 2011 Plan was established effective June 1, 2011, 32,192 shares of restricted stock have been granted to directors and officers of the Bank.  Of these 32,190 shares, 10,270 shares have vested as of December 31, 2013, 19,524 shares were unvested at December 31, 2013 and 2,396 shares were forfeited prior to vesting as a result of directors resigning from the Board of Directors or officers resigning from employment by the Bank.

CERTAIN TRANSACTIONS WITH RELATED PERSONS

During 2013 and 2012, certain of the Company’s and the Bank’s current directors, executive officers and their affiliates had outstanding loans from the Bank.  The largest aggregate amount of such loans outstanding during the period from January 1, 2013 to March 7, 2014 was on May 29, 2013 in an aggregate amount of $8,356,210.  All such loans were made in the ordinary course of the Bank’s business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability or present other unfavorable features.

Except as described in the immediately preceding paragraph, neither the Company nor the Bank had any transactions with any of their directors, executive officers or their affiliates in which the amount involved exceeded $120,000.

Policy and Procedures for Review, Approval or Ratification of Related Person Transactions

Our related person transaction practices and policies between the Company or any of its subsidiaries and an executive officer, director or an immediate family member are currently governed by the Company’s Code of Ethics and Conflicts of Interest Policy (the “Code of Ethics”).  In the ordinary course of business, directors (or a business in which the director is a partner, director, shareholder or executive officer) may provide services to the Company or to customers of the Bank.  We require our directors and executive officers to complete a questionnaire, annually, to provide information specific to related party transactions.

Once we become aware of a proposed or a recurring activity with a related party, it is referred to the Chairman of the Board of Directors and the Chief Executive Officer who are authorized to determine whether the activity constitutes a conflict of interest and to act upon that determination.  A transaction with a related party shall be consummated or shall continue only if such transaction is in accordance with the guidelines set forth in the Code of Ethics.  Any material related person transaction involving officers will be disclosed to the Chief Executive Officer and any material related party transactions involving the Chief Executive Officer or a director will be disclosed to the Chairman of the Corporate Governance Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers and persons who beneficially own more than 10% of the Company’s common stock (“Reporting Persons”) to file certain reports concerning their beneficial ownership of the Company’s common stock with the Securities and Exchange Commission (the “SEC”) and to furnish the company with copies of such reports.   Prior to the bank holding company reorganization on March 2, 2006, these reports were filed by Reporting Persons of the Bank with the Federal Deposit Insurance Corporation (the “FDIC”). Based solely upon the Company’s review of its Reporting Persons’ Forms 3, 4 and 5 filed with the SEC during and for the year ended December 31, 2013, and on written representations by certain officers and directors, to the best of the Company's knowledge, all of the filings by the Company’s directors and executive officers were made on a timely basis, except for (i) a Form 4 reporting one transaction that was inadvertently filed late by Michael T. Sheahan after he ceased to be an officer of the Company, (ii) a Form 4 reporting one transaction that was inadvertently filed late by Ann G. Taylor because her Form 3 had not yet been filed (Ms. Taylor’s Form 3 was timely filed within ten days of her becoming a director but her Form 4 was due prior to the deadline for the filing of her Form 3) and (iii) a Form 4 reporting four transactions that was inadvertently filed late by Gary R. Kevorkian.  No other Reporting Person was delinquent with respect to his or her reporting obligations.

OTHER MATTERS

The Board knows of no other business to be brought before the 2014 Annual Meeting.  If, however, any other business should properly come before the 2014 Annual Meeting, the persons named in the accompanying proxy will vote the proxy as in their discretion they may deem appropriate, unless they are directed by the proxy to do otherwise.

SHAREHOLDER PROPOSALS AND NOMINATIONS

Shareholders entitled to vote for the election of directors at the 2015 Annual Meeting may make nominations of individuals for election to the Board.  Such nominations shall be made in writing, and shall be delivered or mailed and received by the Secretary of the Company not less than 90 nor more than 180 calendar days prior to such Annual Meeting, which is expected to be held on May 12, 2015.  The Board’s Corporate Governance Committee considers such nominations.

Such written nominations shall contain the following information, to the extent known to the nominating shareholder: (1) the name, age, business and residence address of each proposed nominee; (2) the principal occupation or employment of each proposed nominee; (3) the total number of shares of common stock of the Company that are beneficially owned by each proposed nominee; (4) the name and address of the nominating shareholder; (5) the total number of shares of common stock of the Company owned by the nominating shareholder; (6) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; and (7) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholders.  Nominations by beneficial owners of stock of the Company who are not record holders must be accompanied by evidence satisfactory to the Secretary of the Company showing that such nominating persons are entitled to act with respect to such shares.  Nominations that are not made in accordance with these procedures shall be deemed void.  The credentials and qualifications of all nominees also are subject to review by the Board.

Any proposal intended to be presented by a shareholder at the Company’s 2015 Annual Meeting of Shareholders which is not a nomination to the Board must be presented to the Company in writing, and must be delivered or mailed and received by the Secretary of the Company not less than 90 nor more than 180 calendar days prior to the 2015 Annual Meeting, which is expected to be held on May 12, 2015.  Such notice shall include: (1) a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the 2015 Annual Meeting; (2) the name and address, as they appear on the Company’s records, of the shareholder proposing such business; (3) the number of shares of the Company’s common stock which are beneficially owned by the shareholder; and (4) any material interest of the shareholder in such business.

In order for a shareholder proposal to be included in the proxy statement and form of proxy for the Company’s 2015 Annual Meeting, the proposal must be received by the Company not later than December 16,  2014 and comply with all the requirements of Rule 14a-8 of the Securities Exchange Act of 1934.  In addition, if the Company is not notified of a shareholder proposal by March 1, 2015, then the proxies held by management of the Company may provide the discretion to vote against such shareholder proposal, even though such proposal is not included in the proxy statement and form of proxy.  Shareholder nominations for director must comply with the notice and informational requirements described above for other shareholder proposals, as well as additional information that would be required under applicable SEC proxy rules.

Nominations and proposals should be addressed to Gary R. Kevorkian, Secretary, SBT Bancorp, Inc., via U.S. Mail address of P.O. Box 248, Simsbury, Connecticut 06070 or via street/overnight courier address of 86 Hopmeadow Street, Simsbury, CT 06089.  It is suggested that such nominations and proposals be sent by Certified Mail-Return Receipt Requested.

ANNUAL REPORT ON FORM 10-K REPORT

The financial statements of the Company as of and for the year ended December 31, 2013 are contained in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on or before March 31, 2014.  The Annual Report on Form 10-K is not to be considered as a part of this proxy soliciting material.  Copies of the Company’s Annual Report on Form 10-K will be forwarded without charge upon written request to Gary R. Kevorkian, Secretary, SBT Bancorp, Inc., via U.S. Mail address of P.O. Box 248, Simsbury, Connecticut 06070 or via street/overnight courier address of 86 Hopmeadow Street, Simsbury, CT 06089.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

The Company intends to deliver one Proxy Statement to multiple shareholders of the Company sharing an address, unless we receive contrary instructions from one or more of such shareholders.  Upon written or oral request we will provide a separate copy of the Company’s Proxy Statement to a shareholder sharing an address with another shareholder to which a single copy of the Proxy Statement were sent.  To request an additional copy of the Proxy Statement, please call the Company at (860) 408-5493 or write to us at SBT Bancorp, Inc. via U.S. Mail address of P.O. Box 248, Simsbury, Connecticut 06070 or via street/overnight courier address of 86 Hopmeadow Street, Simsbury, CT 06089.  In the future, if you wish to receive a separate copy of the Company’s Proxy Statement, please call or write to us at the number and address listed above.  Similarly, shareholders sharing an address who are receiving multiple copies of the Company’s Proxy Statement and who wish to receive only one copy of these materials at their address can so request by contacting us at the same telephone number and address.

By order of the Board of Directors

/s/ Gary R. Kevorkian

Simsbury, Connecticut	Gary R. Kevorkian, Secretary
April 11, 2014

SBT BANCORP, INC.

Proxy for the Annual Meeting of Shareholders
to be held on May 13, 2014

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints George B. Odlum, Jr., DMD and Jerry W. Long and each of them acting alone, with full power of substitution, as Proxies to represent all shares of stock of SBT Bancorp, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held at The Simsbury Bank & Trust Company, Inc.’s main office, 981 Hopmeadow Street, Simsbury, Connecticut on Tuesday, May 13, 2014 at 5:00 p.m., local time, and at any adjournment thereof.

You are encouraged to specify your choice by marking the appropriate box, SEE REVERSE SIDE.  The Proxies cannot vote your shares unless you sign, date and return this card.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

☒PLEASE MARK VOTES AS IN THIS EXAMPLE

1.The Board of Directors unanimously recommends a “For” vote.	2.The Board of Directors unanimously recommends a “For” vote.
To elect the four Class III directors each to serve a three year term:	To approve, on a non-binding advisory basis, the compensation of the
Company’s named executive officers as determined by the Compensation
Nominees: Robert J. Bogino, Nicholas B. Mason, David W. Sessions and Ann G. Taylor	and Human Resources Committee.
FOR	AGAINST	ABSTAIN
☐	☐	☐

FOR	WITHHELD
☐	☐	3. The Board of Directors unanimously recommends a “For” vote.
For: except vote withheld from the following nominee(s)		To ratify the appointment of Shatswell, MacLeod & Co., P.C. as the
Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

FOR	AGAINST	ABSTAIN
☐	☐	☐

4. In their discretion, the Proxies, or either of them, are authorized to vote upon such other business as may properly be brought before the meeting or any adjournment or postponement thereof.

FOR	AGAINST	ABSTAIN
☐	☐	☐

This Proxy, when properly executed, will be voted on behalf of the undersigned as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” Proposals 1, 2, 3 and 4.

Please sign exactly as your name appears hereon.  Joint owners must both sign.  Attorney, executor, administrator, trustee, or guardian must give full title as such.  A corporation or partnership must sign in its name by an authorized person.

☐	MARK HERE FOR ADDRESS CHANGE AND MARK LABEL ACCORDINGLY	☐	MARK HERE IF YOU PLAN TO ATTEND THE MEETING

Signature:	Date:	Signature:	Date: